Media Contact:	Investor Contact:

Barbara Henderson	Frank Lamberti

SVP, Worldwide Corp. Comm. VP, Investor Relations and Financial
(310) 410-9600 ext. 32736 Planning

(310) 410-9600 ext. 32280

HERBALIFE LTD. REPORTS RECORD SECOND-QUARTER NET SALES
Second-Quarter Diluted Earnings Per Share of $0.49 Increased 54.4 Percent

LOS ANGELES, August 2, 2006 — Herbalife Ltd. (NYSE:  HLF) today reported record second-quarter net sales of $466.0 million, an increase of 21.1 percent compared to the same period of 2005. The growth was attributable to increases in the company’s three largest regions, the Americas, Asia Pacific, and Europe, which achieved net sales growth of 39.2 percent, 24.7 percent, and 2.4 percent, respectively, versus the second quarter of 2005. Partially offsetting the growth in these regions was a 6.3 percent decline in Japan. The company’s chief executive officer, Michael O. Johnson, said, “We are pleased to report that the second quarter marked our 10th consecutive quarter of year-over-year double-digit sales growth. Our commitment to supporting the recruiting, retailing and retention efforts of our distributors has served as a key catalyst in accelerating our top line growth.”

During the second quarter of 2006, new distributor supervisors increased 41.7 percent versus the second quarter of 2005. The company’s high-level Presidents Team increased 15.9 percent to 924 members during the quarter, compared to 2005, and one new distributorship attained the prestigious level of Chairman’s Club, bringing the total to 29 members.

Financial Performance

For the quarter ended June 30, 2006, the company reported net income of $36.3 million, or $0.49 per diluted share, compared to $22.8 million, or $0.32 per diluted share in the second quarter of 2005. This increase was primarily attributable to double-digit net sales growth and lower interest expense, offset by moderate increases in selling, general and administrative expenses. Excluding the impact of a $5.5 million non-cash tax charge associated with restructuring the ownership of the company’s China subsidiary in the second quarter of 2005, second quarter 2006 net income and diluted earnings per share increased 28.6 percent and 24.5 percent, respectively, compared to the same period in 2005.

For the six months ended June 30, 2006, the company reported net income of $75.0 million, or $1.01 per diluted share, compared to $36.1 million, or $0.50 per diluted share in same period last year. Excluding the impact of certain one-time charges1, year-to-date net income increased 27.9 percent to $71.3 million, or $0.96 per diluted share compared to $0.78 per diluted share in 2005.

The company invested $13.4 million in capital expenditures during the second quarter, primarily related to management information systems, the development of the company’s direct-to-consumer platform, additional infrastructure investments in China and the relocation of the company’s Americas region headquarters.

Second Quarter 2006 Business Highlights

During the quarter, the company hosted a record number of distributors at a variety of regional and local events. One of the major highlights was the Asia Pacific Extravaganza hosted in Bangkok, Thailand, which attracted over 15,000 distributors from 13 countries, including over 2,500 combined from Japan and China. The three-day event included training sessions on business building techniques and new product introductions, as well as recognition of achievements over the past year. In Europe, over 16,000 distributors attended 18 mini-Extravaganzas hosted in 17 countries. Furthermore, the company attracted over 4,500 distributors to its World Team School event in Brazil and almost 5,000 attended a variety of leadership training sessions across South America. “By providing our distributors with events focused on training, motivation and the sharing of best practices, we reinforce our commitment to continuous investment in initiatives that will help our distributors grow their businesses,” said Johnson.

Global expansion of the company’s distributor business methods continued to gain traction during the quarter. Over 16,000 distributors were trained on the Nutrition Club party-planning concept, which was introduced into six new markets during the quarter, and the Personal Wellness Evaluation method expanded into several new markets. “We are extremely pleased with the global acceptance of our Nutrition Club method and continue to support our distributors in acculturating the concept in markets beyond Mexico,” said Greg Probert, the company’s president and chief operating officer. “Additionally, we are equally excited that new business building techniques are being formulated and the unification within our distributor organization is accelerating the expansion of these best practices worldwide,” Probert continued.

The company also remained focused on the globalization of its core products during the quarter. LiftOffTM expanded into eight European markets and Japan. NouriFusion was also introduced to 14 new markets, including Brazil, Turkey and Russia. Furthermore, reinforcing its commitment to distributor support and training, the company named the 11th member to its Medical Advisory Board, U.K. sports medicine specialist Ralph Rogers M.D.

Global branding continues to be a key component in supporting the recruiting and retailing efforts of the company’s distributors. Sponsorships during the quarter included the Florence Fitness Festival, the ITU Madrid Triathlon World Cup, the Hong Kong Annual Dragon Boat Championships and the 1st KBS SKY Marathon in Korea. “Our distributors are excited about these branding initiatives, and we will continue to invest strategically in grassroots events to accelerate distributor activation, associate Herbalife with healthy, active lifestyles and increase consumer awareness of the Herbalife brand,” said Johnson.

During the quarter, the company also supported the opening of three new Casa Herbalife programs in Mexico, Argentina and Thailand. “Through the Casa Herbalife program, we are able to build upon the dream of Mark Hughes, our founder, of providing healthy meals to underprivileged children around the world,” said Johnson.

Furthermore, the company continued the execution of its China strategy by opening nine new stores in eight key provinces, bringing the total to 28 stores in 17 provinces as of June 30, 2006. “I am pleased with the progress we have made in China and we remain encouraged about our long-term prospects in this important market,” said Probert. “We have expanded our retail presence in key provinces throughout the mainland and remain well positioned to execute our broader strategy once the licensing process is complete,” he continued.

Regional Performance

The Americas, which comprised 49.8 percent of worldwide sales, reported net sales of $232.3 million in the second quarter, up 39.2 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 37.4 percent. This increase was largely attributable to continued sales growth in the company’s largest market, Mexico, which reported an 86.0 percent increase during the quarter versus 2005. The strong regional performance was also driven by growth in Brazil, up 27.1 percent, and the U.S., up 5.7 percent, in each case versus the second quarter 2005. Total supervisors in the region, as of June 30, 2006, increased 41.0 percent versus 2005. For the six months ended June 30, 2006, net sales in the Americas increased 48.5 percent to $456.3 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 44.0 percent.

Europe, which comprised 31.2 percent of worldwide sales, reported net sales of $145.2 million in the second quarter, up 2.4 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 2.7 percent. The performance was primarily attributable to growth in several of the region’s top markets, including Portugal, up 50.5 percent, France, up 34.9 percent, Italy, up 17.7 percent, and Spain, up 12.9 percent, in each case compared to the second quarter of 2005. However, these increases were partially offset by declines in Germany and the Netherlands, which were down 14.9 percent and 21.2 percent, respectively, versus 2005. Total supervisors in the region, as of June 30, 2006, increased 0.8 percent versus 2005. For the six months ended June 30, 2006, net sales in Europe increased slightly to $286.7 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 4.1 percent.

Asia Pacific, which comprised 14.9 percent of worldwide sales, reported net sales of $69.6 million in the second quarter, up 24.7 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 22.9 percent. The increase was primarily attributable to incremental sales from Malaysia and China, and growth in several other markets such as Thailand, up 39.4 percent, and South Korea, up 18.9 percent. These gains were partially offset by declines in other markets such as Taiwan, which decreased 4.6 percent, resulting from additional distributor focus on new market opportunities in Malaysia and China. Total supervisors in the region, as of June 30, 2006, increased 20.8 percent versus 2005. For the six months ended June 30, 2006, net sales in Asia Pacific increased 18.8 percent to $137.6 million, as compared to the same period in 2005. Excluding currency fluctuations, year-to-date net sales in the region increased 18.1 percent.

Japan, which comprised 4.1 percent of worldwide sales, reported net sales of $18.9 million in the second quarter, down 6.3 percent versus the same period of 2005. Excluding currency fluctuations, net sales decreased 0.4 percent. Total supervisors in the region, as of June 30, 2006, declined 0.9 percent versus 2005. For the six months ended June 30, 2006, net sales in Japan declined 12.6 percent to $41.2 million, as compared to the same period in 2005. However, excluding currency fluctuations, year-to-date net sales in the region decreased 4.4 percent.

Recent Developments

On July 21, 2006, the company completed its previously announced refinancing of its existing $225.0 million senior secured credit facility (the “Refinancing”). The new $300.0 million senior secured credit facility consists of a $200.0 million, seven-year term loan and a $100.0 million, six-year revolving credit facility.

At closing, the company used approximately $65.0 million of available cash and borrowed $15.0 million under the new revolver to repay the outstanding borrowings under its existing senior credit facility and fund closing costs.

The company also announced that it advised the Trustee of its 9 1/2% Notes due 2011 (the “Notes”), of the company’s election to redeem the outstanding $165.0 million aggregate principal amount of Notes at the mandatory redemption price of approximately $109.80 per $100.00 aggregate principal amount of Notes. The company intends to use the proceeds from the new $200.0 million term loan to fund the redemption and pay accrued interest. The anticipated redemption date is August 23, 2006.

In conjunction with the Refinancing, the company expects to incur an after-tax one-time charge of approximately $14.0 million, representing the call premium on the Notes and the write-off of unamortized deferred financing costs.

Diluted Earnings Per Share Guidance

Third quarter 2006 diluted earnings per share are expected to be in the range of $0.43 to $0.46, based on management’s outlook for continued sales growth in its key geographic markets. As a result of its higher than expected financial performance through the first half of the year and lower expected interest expense resulting from its recent recapitalization, the company is raising its full year 2006 diluted earnings per share to be in the range of $1.90 to $1.96. The company’s third quarter 2006 diluted earnings per share estimates exclude the impact of the anticipated $14.0 million, one-time after-tax charge relating to the Refinancing. In addition to this charge, the company’s full year 2006 diluted earnings per share estimates also exclude the impact of the $3.7 million one-time tax benefit realized in the first quarter of 2006.

Second Quarter 2006 Earnings Conference Call

Herbalife’s second quarter 2006 earnings conference call will be conducted on August 3, 2006 at 8 a.m. P.T. (11 a.m. E.T.). The conference call numbers are (866) 238-0638 for domestic calls and (703) 639-1157 for calls made from outside the United States. Additionally, the conference call will be webcasted. The link to the webcast can be obtained from the Investor Relations section of the company’s Web site at http://ir.herbalife.com/. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 921354. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 62 countries through a network of more than one million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamily.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•	our relationships with, and our ability to influence the actions of, our distributors;

•	adverse publicity associated with our products or network marketing organization;

•	uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

•	adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

•	risk of improper action by Chinese employees or international distributors in violation of Chinese law;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and our network marketing program, including the direct selling market within which we operate;

•	risks associated with operating internationally, including foreign exchange risks;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance on our management team;

•	product liability claims;

•	uncertainties relating to the application of transfer pricing, duties and similar tax regulations;

•	taxation relating to our distributors; and

•	product liability claims.

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RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	6/30/2005	6/30/2006	6/30/2005	6/30/2006

The Americas	$166,835	$232,259	$307,400	$456,339
Europe	141,823	145,219	286,422	286,685
Asia/Pacific Rim	55,789	69,569	115,773	137,550
Japan	20,220	18,940	47,132	41,201

Worldwide net sales	384,667	465,987	756,727	921,775
Cost of sales	77,373	92,640	153,110	184,006

Gross profit	307,294	373,347	603,617	737,769
Royalty overrides	137,089	167,351	272,257	332,649
SGA	117,817	140,881	227,846	275,925

Operating income	52,388	65,115	103,514	129,195
Interest expense, net	7,446	4,955	29,648	10,970

Income before income taxes	44,942	60,160	73,866	118,225
Income taxes	22,168	23,834	37,815	43,203
Net income	22,774	36,326	36,051	75,022

Basic shares	68,678	70,647	68,661	70,297
Diluted shares	71,860	74,220	71,833	73,954

Basic EPS	$0.33	$0.51	$0.53	$1.07

Diluted EPS	$0.32	$0.49	$0.50	$1.01

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec 31,	June 30,
	2005	2006
ASSETS		(unaudited)
Current assets:
Cash & cash equivalents	$88,248	$169,312
Inventories	109,785	110,146
Other current assets	101,518	113,298

Total current assets	299,551	392,756

Property and equipment, net	64,946	77,846
Other assets	24,190	29,576
Goodwill	134,206	127,478
Intangible assets, net	314,908	313,358

Total assets	$837,801	$941,014

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	39,156	37,117
Royalty overrides	87,401	100,466
Accrued expenses	126,167	132,463
Current portion of long-term debt	9,816	6,558
Other current liabilities	22,917	31,276

Total current liabilities	285,457	307,880

Long-term debt, net of current portion	253,276	241,388
Other long-term liabilities	130,180	123,332

Total liabilities	668,913	672,600

Shareholders’ equity:
Common shares	140	142
Paid-in-capital in excess of par value	89,524	115,481
Accumulated other comprehensive income (loss)	605	(850)
Retained earnings	78,829	153,851
Treasury shares, at cost	(210)	(210)

Total shareholders’ equity	168,888	268,414

Total liabilities and shareholders’ equity	$837,801	$941,014

Herbalife Ltd.
Total Supervisors by Region
(Unaudited)

Region	6/30/2005	6/30/2006	% Chg

The Americas	115,323	162,578	41%
Europe	79,521	80,157	1%
Asia/Pacific Rim	47,043	56,811	21%
Japan	11,139	11,037	-1%
Worldwide	253,026	310,583	23%

Herbalife Ltd.
Volume Points by Region (Unaudited)
(in millions)

	Three Months Ended			Six Months Ended

Region	6/30/05	6/30/06	% Chg	6/30/05	6/30/06	% Chg

The Americas	265.5	362.4	36%	490.1	699.4	43%
Europe	147.0	148.1	1%	291.9	297.0	2%
Asia/Pacific Rim	69.5	81.6	17%	141.9	158.7	12%
Japan	15.4	14.1	-8%	34.2	31.2	-9%
Worldwide	497.4	606.2	22%	958.1	1,186.3	24%

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of net income, presented and reported in accordance with
U.S. generally accepted accounting principles, to net income adjusted for certain one-time items:

	Three Months Ended		Six Months Ended

	6/30/05	6/30/06	6/30/05	6/30/06

Net income, as reported	$22,774	$36,326	$36,051	$75,022
Tax charge associated with
China subsidiary restructuring	5,479	—	5,479	—
Tax benefit resulting from an international
income tax audit settlement	—	—	—	(3,693)
Recapitalization expenses associated
with the clawback of 9 1/2% notes	-	-	14,229	-

Net income, as adjusted	$28,253	$36,326	$55,759	$71,329

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings
per share adjusted for certain one-time items:

	Three Months Ended		Six Months Ended

	6/30/05	6/30/06	6/30/05	6/30/06

Diluted earnings per share, as reported	$0.32	$0.49	$0.50	$1.01
Tax charge associated with
China subsidiary restructuring	0.08	—	0.08	—
Tax benefit resulting from an international
income tax audit settlement	—	—	—	(0.05)
Recapitalization expenses associated
with the clawback of 9 1/2% notes	-	-	0.20	-

Diluted earnings per share, as adjusted	$0.39	$0.49	$0.78	$0.96

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE

Herbalife Ltd.
2006 Guidance
For The Quarter Ended September 30, 2006

	Low	High

Net Sales Growth vs. 2005	16.0%	18.0%
Gross Profit as % Net Sales	79.5%	80.5%
Royalty Overrides as % Net Sales	35.5%	36.5%
SGA as % Net Sales	31.5%	32.0%
Operating Income as % Net Sales	12.7%	13.0%
Interest Expense, net ($mm's) (1)	$4.5	$5.5
Effective Tax Rate (1)	39.5%	40.5%
EPS (1)	$0.43	$0.46
Capex ($mm's)	$15.0	$20.0

(1) Excludes the impact of the anticipated $14.0 million, one-time after-tax charge relating to the Company’s debt refinancing in the third quarter of 2006.

Herbalife Ltd.
2006 Guidance
For The Year Ended December 31, 2006

	Low	High

Net Sales Growth vs. 2005	17.0%	20.0%
Gross Profit as % Net Sales	79.5%	80.5%
Royalty Overrides as % Net Sales	35.5%	36.5%
SGA as % Net Sales	29.5%	31.0%
Operating Income as % Net Sales	13.0%	14.0%
Interest Expense, net ($mm's) (1)	$17.0	$22.0
Effective Tax Rate (2)	39.5%	40.5%
EPS (2)	$1.90	$1.96
Capex ($mm's)	$50.0	$55.0

(1) Excludes the impact of the anticipated $14.0 million, one-time after-tax charge related to the Company’s third quarter 2006 debt refinancing.

(2) Excludes the impact of the $3.7 million benefit resulting from an international audit settlement in Q1 2006 and the
anticipated $14.0 million, one-time after-tax charge related to the Company's debt refinancing in third quarter 2006.

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail on these one-time charges.